Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (herein referred to as “Agreement”) is made and entered into as of this 1st day of July, 2009 (the “Effective Date”), by and between BioMarin Pharmaceutical Inc. (herein referred to as “BioMarin”) a Delaware corporation with offices at 105 Digital Drive, Novato, CA 94949, and Dr. Emil Kakkis having a place of business at __ Digital Drive, Novato, CA 94949 (“Consultant”), each herein referred to as “Party” and collectively as “Parties”.

RECITALS

WHEREAS, Consultant is an the Company’s former Chief Medical Officer, and as such, has certain extensive specialized knowledge about the Company’s various programs; and

WHEREAS, BioMarin desires to employ Consultant to provide certain consultation services, as requested by BioMarin, in connection with various issues that may arise related to those programs, and Consultant wishes to provide such services to BioMarin, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

1.	Consulting Arrangement. Consultant agrees to perform consulting services as described herein upon the terms and conditions herein set forth.

2.	Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue through March 31, 2010 (the “Term”), subject to the provision for early termination set forth below in Section 7 of this Agreement. Either Party may terminate this Agreement without cause on three (3) months advanced notice written notice.

3.	Duties of Consultant.

3.1	Specific Duties. Consultant shall provide general scientific and strategy consulting and advising regarding the Company’s various programs on an as needed basis, with such specific requirements as BioMarin may specify from time to time during the Term (hereinafter referred to as “Services”). The Parties agree that: (1) the total commitment is expected to be no more than ten (10) hours per week, on average; (2) any travel shall be mutually agreed between Consultant and the Company; and (3) Consultant will not be required to provide consulting related to any in-licensing or other business development opportunities.

3.2	Consultant Obligations. Consultant shall be diligent in the performance of the Services, and be professional in its commitment to meeting its obligations hereunder. Consultant represents and warrants that it is not a party to any other existing agreement which would prevent Consultant from entering into this Agreement or which would adversely affect this Agreement. Consultant will not perform services for any party which would require or facilitate the unauthorized disclosure of any confidential or proprietary information of BioMarin.

3.3	Reporting. Consultant will report to and liaise with Dr. Henry Fuchs and/or any other assigned BioMarin employee as may be designated in writing by BioMarin.

4.	Compensation. BioMarin shall pay Consultant a fee of Forty Thousand Dollars ($40,000) payable in advance within ten (10) days after the start of any quarter. Such amount shall be prorated for any partial quarter. Additionally, on the Effective Date, Company shall grant Consultant options for the purchase of fifty thousand (50,000) shares of the Company’s Common Stock pursuant to the Company’s 2006 Equity Compensation Plan. Such options shall vest in full on the termination of this Agreement, unless the agreement is terminated by Consultant for convenience or by the Company due to Consultant’s breach of this agreement. Consultant shall submit a summary of the Services provided each month within thirty (30) days after the end of such month, which will detail time spent by Consultant in performing services in minimum increments of one hour and be addressed and sent to Accounts Payable, BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949.

5.	Working Facilities and Other Overhead Items. Consultant shall provide the facilities and equipment necessary to perform the Services required under this Agreement.

6.	Reimbursement of Other Expenses. So long as BioMarin’s prior written approval has been obtained, BioMarin shall promptly reimburse Consultant for all other expenses incurred in providing the Services for BioMarin pursuant to this Agreement. The summary of Services submitted by Consultant pursuant to Section 4 above shall include a detail of all reimbursable expenses incurred during the period covered by such summary.

7.	Termination of Agreement - Failure to perform. In the event that Consultant ceases to perform the Services or breaches its obligations as required hereunder for any reason, BioMarin shall have the right to immediately terminate this Agreement upon notice to Consultant and to enforce such other rights and remedies as it may have as a result of said breach.

8.	Certain Liabilities. It is understood and agreed that Consultant shall be acting as an independent contractor and not as an agent or employee of, or partner, joint venturer or in any other relationship with, BioMarin. Consultant will be solely responsible for all self-employment taxes, FICA taxes and all obligations to governments or other organizations arising out of this consulting assignment and Consultant acknowledges that no income, social security or other taxes shall be withheld or accrued by BioMarin for Consultant’s benefit. Consultant assumes all risks and hazards encountered in the performance of his duties under this Agreement. Unless BioMarin has provided prior written approval, Consultant shall not use any contractors to perform Consultant’s obligations hereunder. Consultant shall be solely responsible for any and all injuries, including death, to all persons and any and all loss or damage to property, which may result from its performance under this Agreement.

9.	Indemnities. Consultant hereby agrees to defend, indemnify and hold BioMarin harmless from and against all, claims (whether asserted by a person, firm, entity or governmental unit or otherwise), liabilities, losses, damages, expenses, charges and fees which BioMarin may sustain or incur arising out of or attributable to any breach by Consultant or any gross negligence or willful misconduct by Consultant or its contractors, as applicable, in the performance under this Agreement. BioMarin hereby agrees to defend, indemnify and hold Consultant harmless from and against all liabilities, losses, damages, expenses, charges and fees which Consultant may sustain or incur by reason of any claim which may be asserted against Consultant by any person, firm, corporation or governmental unit and which may arise out of or be attributable to any gross negligence or willful misconduct by BioMarin or its employees or contractors, as applicable, in the performance of this Agreement.

10.	Warranties. The Services shall be performed in a professional, workmanlike manner, consistent with industry standards. Any work product prepared or provided by Consultant shall not infringe the intellectual property rights of a third party. In performing the Services, Consultant shall not make any unauthorized use of any confidential or proprietary information of any other party or infringe the intellectual property rights of any other party.

11.	Arbitration. Any controversy or claim between BioMarin and Consultant arising out of or relating to this Agreement, or the breach thereof, which is not otherwise resolved by mutual agreement of the parties, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association. The site of the arbitration shall be San Francisco, California, and except as provided herein the arbitration shall be conducted in accordance with the Rules of the American Arbitration Association prevailing at the time the demand for arbitration is made hereunder. Judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction and shall be binding and final. The cost of arbitration shall be borne by the losing Party, as determined by the arbitrator(s).

12.	Confidential Information.

12.1	Use and Care of Proprietary Information. Consultant agrees to use Proprietary Information (as described below) received from BioMarin or generated by the Services solely for the purposes of carrying out the Services and to use reasonable efforts, no less than the protection given its, his or her own confidential information, to maintain such information in confidence. Consultant agrees to make Proprietary Information available only to its employees who require access to it in the performance of the Services and to inform them of the confidential nature of such information and obtain their written agreement to be bound by the same obligation of confidentiality as Consultant is bound pursuant to this Agreement.

12.1.1	Upon termination of the Services, Consultant shall return or dispose of any tangible records of the Proprietary Information as directed by BioMarin. Consultant’s obligations of confidentiality with respect to Proprietary Information provided hereunder shall continue for a period of five (5) years from the termination of this Agreement.

12.1.2	It is agreed by BioMarin and Consultant that the transfer of Proprietary Information shall not be construed as a grant of any right or license with respect to the information delivered except as set forth herein or in a duly executed research or license agreement.

12.2	Proprietary Information. For the purposes of this Agreement, “Proprietary Information” means trade secrets, know how and other confidential information (including, without limitation, technical and business information, patent information, structures, models, techniques, formula, processes, compositions, compounds, apparatus, specifications, samples, inventions and ideas) of BioMarin, whether or not marked as proprietary or confidential, disclosed by BioMarin or obtained through observation or examination of BioMarin’s information or developments, or which, although not related to such subject matter, is nevertheless disclosed as a result of the Parties’ discussions but only to the extent that such information is maintained as confidential by BioMarin. Information may be disclosed orally, visually or in tangible form (whether by document, electronic media, or other form).

12.3	Information Not Covered. Information shall not be deemed Proprietary Information in the event:

12.3.1	it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of Consultant;

12.3.2	it was known to Consultant prior to the date of disclosure or becomes known to Consultant thereafter from a third party having no obligation to BioMarin to keep such information confidential;

12.3.3	it is independently developed by Consultant, as evidenced by written documentation; or

12.3.4	Consultant is obligated to produce it pursuant to an order of a court of competent jurisdiction or a valid subpoena, provided that Consultant (i) promptly notifies BioMarin and (ii) cooperates reasonably with BioMarin’s efforts to contest or limit the scope of such order.

13.	Miscellaneous.

13.1	Notice. Any notices to be given hereunder by either Party to the other may be effectuated, in writing, by personal delivery or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to BioMarin: BioMarin Pharmaceutical Inc.

        105 Digital Drive

        Novato, CA 94949

        Attention: General Counsel

        Fax: 415-506-6425

If to Consultant: Dr. Emil Kakkis

        ___ Digital Drive

        Novato, CA 94949

        Fax: (415) _______

or at such other addresses as either BioMarin or Consultant may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fourth day after the date so mailed.

13.2	Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

13.3	Waiver of Breach. The waiver by either Party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by either Party.

13.4	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed modified to the extent necessary to make it valid or enforceable, or if it cannot be so modified, then severed, and the remainder of the Agreement shall continue in full force and effect as if the Agreement had been signed with the invalid portion so modified or severed.

13.5	Choice of Law. This Agreement has been made and entered into in the State of California, and the laws of such state, excluding its choice of law rules, shall govern the validity and interpretation of this Agreement and the performance due hereunder. The losing party in any dispute hereunder shall pay the attorneys’ fees and disbursements of the prevailing party.

13.6	Integration. The drafting, execution and delivery of this Agreement by the Parties have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof unless expressly referred to herein.

13.7	Modification. This Agreement may not be modified unless such is in writing and signed by both Parties to this Agreement.

13.8	Assignment. Consultant shall not be permitted to assign this Agreement to any other person or entity without the prior written consent of BioMarin. Consultant hereby agrees that BioMarin shall be permitted to assign this Agreement to any affiliate of BioMarin. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

13.9	Survival. The provisions of Sections 8, 9, 11, 12 and 13 shall survive expiration or termination of this Agreement for any reason. Expiration or termination of this Agreement shall not affect BioMarin’s obligations to pay any amounts that may then be due to Consultant.

13.10	Equal Employment Opportunity/Affirmative Action. BioMarin is a federal (sub)contractor subject to all provisions of E.O. 11246, Sec. 503 of the Rehabilitation Act, and the Vietnam Era Veterans’ Readjustment Act.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ACCEPTED AND AGREED TO:

DR. EMIL KAKKIS	BIOMARIN PHARMACEUTICAL INC.
/s/ EMIL KAKKIS	/s/ G. ERIC DAVIS
BY: G. ERIC DAVIS ITS: V.P. GENERAL COUNSEL